Exhibit 99.1

RENTRAK ANNOUNCES RETIREMENT OF RICHARD HOCHHAUSER AND NOMINATION OF PATRICIA GOTTESMAN TO BOARD OF DIRECTORS

PORTLAND, OR (JULY 1, 2014) – Rentrak (NASDAQ: RENT), the leader in precisely measuring movies and TV everywhere, today announced that Richard Hochhauser will retire from its Board of Directors effective Aug. 13, 2014, the date of Rentrak’s 2014 Annual Meeting of Shareholders. Mr. Hochhauser has served as a member of the Board of Directors since 2009.

“On behalf of Rentrak, I would like to thank Richard for his service over the past five years. His leadership and guidance were influential in transforming Rentrak,” said Rentrak’s Non-Executive Chairman of the Board Brent D. Rosenthal. “He played a key role in the ongoing development of our strategic vision while at the same time maintaining a keen focus on corporate governance.”

In conjunction with Hochhauser’s upcoming retirement, the Board is pleased to announce that Patricia Gottesman will stand for election at Rentrak’s 2014 Annual Meeting of Shareholders to serve as a member of Rentrak’s Board of Directors. Gottesman is currently Chairman of the Advisory Board of Ninah, the qualitative analytics and marketing science arm of Publicis Groupe, and is a member of the Board of Directors of World Wrestling Entertainment, Inc. From 2010 to 2012, she served as President and CEO and Corporate Director of Crimson Hexagon. Previously, Patricia spent 29 years with Cablevision Systems Corporation in numerous senior product, marketing and operations positions.

“We are very excited for Patricia to join our team,” said Bill Livek, Rentrak’s vice chairman and chief executive officer. “Her experience in social media, multichannel TV, advertising and analytics will be instrumental as we continue to provide superior products for our clients and grow shareholder value.”

About Rentrak

Rentrak (NASDAQ: RENT) is the entertainment and marketing industries’ premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with Advanced Demographics, only Rentrak is the census currency for video on demand and movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.

RENTM

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Contact for Rentrak:

Antoine Ibrahim

Office: 646-722-1561

E-mail: aibrahim@rentrak.com